Exhibit 10.122

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB SUBSIDIARY TO RECEIVE $17.5 MILLION TERMINATION PAYMENT

Houston, Texas, October 22, 2003—SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, today announced that its Astrotech Space Operations subsidiary will receive a $17.5 million payment due to the termination of a payload processing contract with The Boeing Company (NYSE: BA).

Under the contract, Astrotech provided primarily commercial payload processing services to Boeing’s Delta Program. The contract terms provided for guaranteed quarterly payments through 2010 and included an option for Boeing to terminate the contract. Boeing exercised its termination right effective October 1, 2003. Astrotech was in full compliance with the contract terms at the time of the termination. The $17.5 million payment to Astrotech is in accordance with the Termination For Convenience Schedule of the Boeing/Astrotech contract. The contract termination will reduce Astrotech’s backlog by $34.9 million to $15.0 million as of October 1, 2003.

Boeing indicated that the decision to terminate the contract was based on the downturn of the commercial expendable launch market rather than performance related considerations. Boeing announced earlier this year that it would concentrate on pursuing the U.S. Government launch market.

“We are disappointed by Boeing’s decision to terminate the contract,” said John B. Satrom, Senior Vice President and General Manager at Astrotech. “However, we understand the rationale for their decision. We firmly believe that continued financial viability of the Delta IV program is critical to the U.S. space launch capability. Boeing has utilized our payload processing services since 1984 and we expect to provide continued support to Boeing for future Delta missions at both their Florida and Vandenberg Air Force Base facilities under future contracts.”

SPACEHAB will use the proceeds of the termination payment to service the mortgage on Astrotech’s Titusville, Florida facility and repay funds used to complete construction of the unique five-meter class Spacecraft Processing Facility (SPF). Astrotech’s SPF has an existing mortgage of $16.5 million. Completed in early 2002, the Astrotech SPF remains the only payload processing facility at the Kennedy Space Center/Cape Canaveral Air Force Station launch site specifically designed to accommodate the 5-meter class spacecraft and payload fairings associated with the new Boeing Delta IV and Lockheed Martin Atlas V launch vehicle systems.

Astrotech remains under contract with Lockheed Martin Corporation for payload processing services in its Florida facility in support of the Atlas program. The contract expires in 2006 and has four additional one-year option periods available to extend the base period of performance on the contract through 2010.

Astrotech also provides payload processing services under contracts to NASA, the Sea Launch Company LLC, and Orbital Sciences Corporation. The Company, which has typically provided payload processing services to the commercial market, has seen growth in its government business in recent years. In April 2003, Astrotech signed a contract with NASA to provide payload processing support for the

MESSENGER and Deep Impact missions. This represents the first direct contract between Astrotech and NASA for processing support at its Florida facilities.

About SPACEHAB, Incorporated

With approximately $100 million in annual revenue, SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial space services. The Company develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for space station resupply and research purposes. Its Government Services business unit provides Space Station and Space Shuttle support services including orbiter crew compartment integration, stowage, and configuration management to NASA’s Johnson Space Center in Houston. SPACEHAB’s Astrotech subsidiary provides commercial satellite processing services at facilities in California and Florida. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. In addition to those risks and uncertainties discussed herein, such risks and uncertainties include, but are not limited to, whether the Company will fully realize the economic benefits under its U.S. National Aeronautics and Space Administration (“NASA”) and other customer contracts, whether NASA and other customers will continue to utilize the Company’s habitat modules and related commercial space assets, whether plans to complete the International Space Station (“ISS”) are fulfilled, continued availability and use of the U.S. Space Shuttle system, technological difficulties, product demand and market acceptance risks, the effect of economic conditions, uncertainty in government funding, the impact of competition, delays and uncertainties in future space shuttle and ISS programs, resolution of the Company’s indemnification claim with NASA arising from the loss of the Columbia orbiter and its crew during the STS-107 mission, and other risks described in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

For more information, contact:
Kimberly Campbell	Julia A. Pulzone
Director of Marketing	Chief Financial Officer
SPACEHAB, Inc.	SPACEHAB, Inc.
Phone 713.558.5049	Phone 202.488.3500
Fax 713.558.5957	Toll free 888.647.9543
campbell@spacehab.com	pulzone@hqspacehab.com

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